Exhibit 99.1
NEWS RELEASE for May 5, 2010 AT 4:10 PM ET
Contact: William R. Abbott
               Senior Vice President and Chief Financial Officer
               949-420-1800
CARDIOGENESIS REPORTS FIRST QUARTER 2010 RESULTS
1st Quarter Disposable Handpiece Revenue Up 26% from Prior Year
1st Quarter Total Revenue Up 13% from Prior Year
IRVINE, CA, May 5, 2010
     Cardiogenesis Corporation (Pink Sheets: CGCP), a leading developer of surgical products used in the treatment of cardiac patients suffering from severe angina, today reported financial results for its first quarter ended March 31, 2010.
     Revenues in the first quarter of 2010 totaled $3,233,000, a 13% increase from prior year first quarter revenues of $2,852,000. Higher quarterly revenues resulted in a gross margin of 84% and a small operating loss of $13,000 compared with an operating loss of $297,000 in the 2009 first quarter. Net loss for the quarter was $18,000 or $0.00 per basic and diluted share, as compared with net loss of $314,000, or $0.01 per basic and diluted share in the 2009 first quarter.
     “The increase in first quarter sales is the result of focusing our sales team on the utilization of previously installed laser systems in U.S. hospitals,” said Cardiogenesis Executive Chairman Paul McCormick. “We must continue to build on this momentum. Increased sales of our current commercial products will allow us to pursue our regulatory strategy to initiate a U.S. clinical trial for our novel PHOENIX™ Delivery System, which combines myocardial tissue stimulation with the intramyocardial delivery of stem cells. We believe that this combination therapy is an exciting growth opportunity and could potentially represent a new standard of care for delivery of stem cells to the heart.”
     Handpiece revenue in the first quarter of 2010 increased $460,000, or 26%, to $2,230,000 as compared to $1,770,000 in the 2009 first quarter as a result of higher unit sales and average selling prices. Laser revenue in the first quarter of 2010 decreased $52,000, or 7%, to $714,000 from the first quarter of 2009 as a result of lower average selling prices.
     Gross margin was 84% of net revenues for the quarter ended March 31, 2010 as compared to 81% in the prior year quarter. On higher revenues, gross profit increased by $389,000 to $2,705,000 for the first quarter of 2010 as compared with $2,316,000 for the 2009 first quarter.
     Research and development expenses were unchanged at $288,000 in the first quarter of both 2010 and 2009.
     Sales and marketing expenses of $1,731,000 in the quarter ended March 31, 2010 increased $262,000, or 18%, compared with $1,469,000 for the quarter ended March 31, 2009.
     General and administrative expenses for the quarter ended March 31, 2010 totaled $699,000 as compared to $856,000 during the quarter ended March 31, 2009.
About Cardiogenesis Corporation

Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Our market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit our website at www.cardiogenesis.com.
Safe Harbor Statement
This press release contains forward-looking statements, including, without limitation, with respect to the Company’s expectation to begin a U.S. clinical trial of the Company’s PHOENIX™ Combination Delivery System. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2010	2009
Net revenues	$3,233	$2,852
Cost of revenues	528	536

Gross profit	2,705	2,316

Operating expenses:
Research and development	288	288
Sales and marketing	1,731	1,469
General and administrative	699	856

Total operating expenses	2,718	2,613

Operating loss	(13)	(297)
Other income (expense):
Interest expense	(1)	(10)
Interest income	—	1

Total other expense, net	(1)	(9)

Loss before income taxes	(14)	(306)
Provision for income taxes	4	8

Net loss	$(18)	$(314)

Net loss per share:
Basic	$(0.00)	$(0.01)

Diluted	$(0.00)	$(0.01)

Weighted average shares outstanding:
Basic	45,551	45,487

Diluted	45,551	45,487

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,227	$2,568
Accounts receivable, net of allowance for doubtful accounts of $6	1,688	933
Inventories	720	914
Prepaids and other current assets	279	253

Total current assets	4,914	4,668
Property and equipment, net	302	341
Other assets, net	9	9

Total assets	$5,225	$5,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$229	$127
Accrued salaries and related	716	604
Accrued liabilities	303	299
Deferred revenue	793	744
Note payable	35	88
Current portion of capital lease obligations	10	9

Total current liabilities	2,086	1,871
Capital lease obligations, less current portion	11	14

Total liabilities	2,097	1,885

Commitments and contingencies
Shareholders’ equity:
Preferred stock: no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock: no par value; 75,000 shares authorized; 45,739 and 45,549 shares issued and outstanding, respectively	174,245	174,217
Accumulated deficit	(171,117)	(171,084)

Total shareholders’ equity	3,128	3,133

Total liabilities and shareholders’ equity	$5,225	$5,018